Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between Deborah Neymark (“Employee”) and Vascular Solutions, Inc. (“Employer”).

WHEREAS, Employee’s services for the Employer will terminate on the close of business on August 15, 2008 (the “Employment Termination Date”); and

WHEREAS, Employee and Employer desire to fully and finally settle all issues, differences and actual and potential claims between then, including, but in no way limited to, any claims that might arise out of Employee’s employment with Employer and the termination thereof;

NOW, THEREFORE, in consideration of the mutual promises contained herein, Employer and Employee agree as follows:

1.                       Employee represents, understands and agrees that her employment with Employer terminates on August 15, 2008 (the “Employment Termination Date”). Employee agrees to assist in the transition of her work and responsibilities to representatives of the Tamarack Group and to be generally available for responding to questions and providing information on an as-needed and as-available basis through December 31, 2008. The Employee will coordinate her services solely through the representatives of the Tamarack Group. The provision of these transition services will not interfere with Employee’s ability to accept and perform full-time employment with another business prior to December 31, 2008.

2.	In consideration of Employee’s services and agreements hereunder, Employer agrees to provide to Employee the following payments and benefits:

(a)	Through the Employment Termination Date, the Employer will continue Employee’s current salary and benefits.

(b)	Employee’s final paycheck will include payment for all accrued and unused vacation time through the Employment Termination Date.

(c)

Between the Employment Termination Date and December 31, 2008, Employer will continue to pay Employee an amount equal to Employee’s current base salary as a consulting payment in normal bi-weekly payroll increments, subject to Employee continuing to assist in providing transition services as outlined in paragraph (a) and complying with all other aspects of this Agreement.

(d)

Within five working days after the completion and submission of a properly completed expense report (which shall be submitted by Employee prior to August 8, 2008), the Employer will reimburse the Employee for all outstanding legitimate business expenses.

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(e)

Employee will receive benefits under the Employer’s health insurance plan through August 31, 2008. Employer will pay the amounts due under COBRA for the continuation of Employee’s health benefits through December 31, 2008. Thereafter, Employee will continue to be eligible under COBRA for continuation coverage at her expense.

(f)

Employee’s participation as an employee under the Employer’s stock option plan, stock purchase plan and all bonus plans shall terminate as of the Employment Termination Date. No bonus shall be earned or paid for 2008 under the Employer’s bonus plan.

(g)

The payments and benefits called for in this paragraph 2 shall be in lieu of, and discharge, any obligations of Employer to Employee for compensation or any other expectations of remuneration or benefit on the part of the Employee, including any accrued vacation time, compensation time or any other benefit owed to Employee.

3.	As an essential inducement to Employer to enter into this Agreement, and as consideration for the foregoing promises of Employer, Employee agrees as follows:

(a)                      Employee acknowledges that during his/her employment with Employer he/she has been exposed to, or acquired, Confidential Employer Information as defined hereafter in this subparagraph. Employee understands and agrees that such confidential Employer Information has been disclosed to him/her in confidence and for the sole benefit of the Employer. Employee agrees that commencing on the date of this Agreement he/she (i) will diligently protect the confidentiality of all confidential Employer Information; (ii) will not disclose or communicate any confidential Employer Information to any third party without written consent of Employer; and (iii) will not make use of Confidential Employer Information on his/her own behalf or an behalf of any third party. In view of the nature of Employee’s employment and the nature of the Confidential Employer Information which employee received during such employment, Employee agrees that any unauthorized disclosure or use of such information to or on behalf of third parties would cause irreparable harm to the confidential status of such information and to Employer, and that, therefore, the Employer shall be entitled to an injunction prohibiting Employee from any such disclosure, use, or threatened use. The undertakings set forth in this subparagraph shall survive the expiration or termination of other arrangements or duties in this Agreement. As used in this subparagraph, “Confidential Employer Information” means: (i) confidential information obtained under confidential conditions in connection with Employee’s employment with Employer; and (ii) other business, financial, customer or sales information, the use or disclosure of which might reasonably be understood to be contrary to the interest of the Employer.

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(b)                     Employee, for himself/herself, his/her heirs, successors, and assigns does hereby release and forever discharge Employer and its current and former officers, directors, agents, employees, successors and assigns from any and all claims, demands, actions, liability, damages or rights of any kind, whether known or unknown, arising out of or resulting from any matter, fact or thing occurring prior to the date of this Agreement including, without limitation, Employee’s employment with Employer and the cessation of his/her employment with Employer, and including any claims of wrongful discharge, defamation, all forms of unlawful discrimination (including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, or the Minnesota Human Rights Act), breach of contract, breach of public policy, promissory estoppel, negligent and intentional infliction of emotional distress, harassment, or violation of any federal, state or local law, statute, regulation, or ordinance.

(c)                     Employee agrees that he/she has returned to Employer all Employer property in his/her possession or under his/her control or will do so promptly after the execution of this Agreement.

(d)                     Employee agrees to comply with all post-termination provisions of her Employment Agreement dated April 13, 2004, and in particular the non-competition provisions included therein.

4.

(a)                      Employee understands and acknowledges that he/she has fifteen (15) days to revoke his/her release of claims under the Minnesota Human Rights Act. Employee understands and acknowledges that if he/she wishes to revoke that release of claims after signing this Agreement, the revocation must be in writing and hand-delivered or mailed to the Employer, within the fifteen-day period. If mailed, the revocation must be: (i) postmarked within the fifteen-day period; (ii) addressed to Mr. Howard Root, Vascular Solutions, Inc., 6464 Sycamore Court, Minneapolis, MN 55369; and (iii) sent by certified mail, return receipt requested.

(b)                     Similarly, Employee understands and acknowledges that he/she has seven (7) days to revoke his/her release of claims under the Age Discrimination in Employment Act. Employee understands and acknowledges that if he/she wishes to revoke that release of claims after signing this Agreement, the revocation must be in writing and hand-delivered or mailed to the Employer, within the seven-day period. If mailed, the revocation must be: (i) postmarked within the seven-day period; (ii) addressed to Mr. Howard Root, Vascular Solutions, Inc., 6464 Sycamore Court, Minneapolis, MN 55369; and (iii) sent by certified mail, return receipt requested.

(c)                     Employee understands and acknowledges that this Agreement does not take effect until these revocation periods have passed and Employee has not revoked such releases. Employee further understands and acknowledges that if he/she provides a timely notice of revocation, the Employer in its sole discretion may either (i) declare this entire Agreement null and void, or (ii) void Employee’s release of claims under the Minnesota Human Rights Act and/or the Age Discrimination in Employment Act and enforce the remainder of this Agreement according to its terms.

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5.                     Employee understands and acknowledges that he/she may take twenty-one (21) calendar days to decide whether to sign this Agreement (“Consideration Period”). Employee represents that if he/she signs this Agreement before the expiration of the Consideration Period, it is because he/she has decided that he/she does not need any additional time to decide whether to sign this Agreement. Employee further agrees that any changes, material or otherwise, made to this Agreement do not restart or affect in any manner the original Consideration Period. Employee is hereby advised in writing to consult with an attorney of his/her own choosing before signing this Agreement.

6.                     The terms of this Agreement shall remain confidential between the parties hereto, and shall not be disclosed (orally or in writing) to any third parties unless required by law.

7.                     This Agreement contains the entire agreement between the parties. Employee hereby affirms that his/her rights to payments or benefits from Employer are specified exclusively and completely in this Agreement, and that the Employment Agreement between Employee and Employer is hereby terminated in accordance with its provisions (subject to the continuation of any post-termination provisions included therein). Any modification of, or addition to, this Agreement must be in writing signed by Employee and by an officer of Employer.

8.                     To the extent any clause or provision of this Agreement shall be determined to be invalid or unenforceable, such clause or provision shall be deleted and the validity and enforceability of the remainder of this Agreement shall be unaffected.

9.                     This Agreement shall be governed by, and interpreted in accordance with, the laws of the state of Minnesota.

10.                   Employee hereby affirms and acknowledges that he/she has read the foregoing Agreement. Employee further affirms that he/she understands the meaning of the terms of this Agreement and their effect, and enters into this Agreement freely and voluntarily.

IN WITNESS WHEREOF, the undersigned has signed this agreement on the dates indicated below.

Date
Deborah Neymark, Employee

VASCULAR SOLUTIONS, INC.

By:	Date
Howard Root, Chief Executive Officer

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